EXHIBIT 10.47

SEVENTH AMENDMENT TO
THE WASHINGTON TRUST COMPANY
NONQUALIFIED DEFERRED COMPENSATION PLAN
AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2008

A.
WHEREAS, The Washington Trust Company (the “Company”) maintains The Washington Trust Company Nonqualified Deferred Compensation Plan, as amended and restated effective as of January 1, 2008, as subsequently amended (the “Plan”), for the benefit of its eligible employees; and

WHEREAS, the Company desires to amend the Plan; and
WHEREAS, the Company has reserved the right to amend the Plan by action of its Compensation and Human Resources Committee; and
WHEREAS, the Compensation and Human Resources Committee of the Company has authorized the following amendment to the Plan;
NOW, THEREFORE, the Company hereby amends the Plan as follows:
1.Effective January 1, 2018, Section 11.7 is hereby amended by deleting said Section in its entirety and substituting therefor the following:
“11.7    Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Company, the Participating Employers, or the Plan, shall be paid by the Company or Participating Employers. Any investment-related expenses shall be charged directly to the subaccount within the Account for which such investments are made. Any revenue-sharing amounts generated by the revenue-sharing arrangement with the Plan’s recordkeeper may be used to reduce succeeding Company Contributions and Employer Contributions or, if applicable, or to pay or reimburse the Sponsor for payment of administrative, trustee or other fees and expenses associated with the Plan, or to pay vendors, including the Trustee or third parties, directly.”

B.	In all other respects said Plan is hereby confirmed.
IN WITNESS WHEREOF, the Company has caused this Seventh Amendment to be executed by its duly authorized officer this 18th day of December, 2017.

THE WASHINGTON TRUST COMPANY
By:    /s/ Joseph J. MarcAurele
Joseph J. MarcAurele
Chairman, President and Chief Executive Officer